As filed with the Securities and Exchange Commission on November 29, 2007

REGISTRATION NO. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VirtualScopics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04- 3007151
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Linden Oaks,
Rochester, New York 14625
(585) 249-6231
(Address of Principal Executive Offices)

2006 Long Term Incentive Plan
Option Agreement with Robert Klimasewski dated November 5, 2005

(Full Title of the Plan)
Jeffrey Markin
President and Chief Executive Officer
500 Linden Oaks,
Rochester, New York 14625
(585) 249-6231
(Name, Address and Telephone Number of Agent for Service)

With a copy to:

Gregory W. Gribben, Esq.
Woods Oviatt Gilman, LLP
700 Crossroads Building
Rochester, New York 14614
(585) 987-2800

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001	2,500,000 shares	$1.155	$2,887,500.00	$88.65
Common Stock, par value $0.001	350,000 shares	$1.155	$404,250.00	$12.41
			Total	$101.06

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low trading prices for VirtualScopics, Inc.’s common stock as reported by the Nasdaq Capital Market on November 26, 2007.

This Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Virtual Scopics, Inc. 2006 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

Includes shares of restricted Common Stock and shares of Common Stock issued in respect of restricted stock units, stock options, stock appreciation rights, performance shares, performance units and other awards, in each case, issuable pursuant to the VirtualScopics, Inc. 2006 Long Term Incentive Plan.

Includes shares of Common Stock to be issued to Robert Klimasewski pursuant to an Option Agreement dated as of November 5, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by VirtualScopics, Inc., Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Commission on April 2, 2007.

(b)(1)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on May 15, 2007.

(b)(2)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, filed with the Commission on August 14, 2007.

(b)(3)	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed with the Commission on November 13, 2007.

(b)(4)
Current Reports on Form 8-K filed with the Commission on February 20, 2007, April 18, 2007, June 6, 2007, June 25, 2007, September 4, 2007 and September 17, 2007 (except with respect to portions furnished pursuant to Items 2.01 and 7.01 of Form 8-K).

(g)	Registration Statement on Form 8-A, filed with the Commission on May 26, 2006.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for the Registrant by Woods Oviatt Gilman, LLP. An attorney practicing with Woods Oviatt Gilman, LLP beneficially owns 86,225 shares of Registrant’s common stock and a second attorney practicing with Woods Oviatt Gilman, LLP beneficially owns (as a tenant-in-common) 10,000 shares of common stock and a warrant exercisable for 5,000 shares of common stock, and beneficially owns 2,000 shares of common stock individually.

 Item 6. Indemnification of Directors and Officers.

The Registrant governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

The Registrant’s Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Registrant has entered into indemnification agreements with its executive officers and directors on terms that are consistent with the provisions described above. The Registrant believes that such agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

4.1
VirtualScopics, Inc. 2006 Long Term Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2007)

4.2	Form of Stock Option Agreement

4.5
Option Agreement with Robert Klimasewski dated November 5, 2005 (incorporated herein by reference to Exhibit 10.18 to Registrant’s Registration Statement on Form SB-2, filed with the Commission on May 2, 2006)

5.1	Opinion of Woods Oviatt Gilman, LLP

23.1	Consent of Marcum & Kliegman, LLP

23.3	Consent of Woods Oviatt Gilman, LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(ii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 29th day of November, 2007.

VIRTUALSCOPICS, INC.

By:	/s/ Jeffrey Markin
Name: Title:	Jeffrey Markin President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of VirtualScopics, Inc. hereby constitutes and appoints each of Jeffrey Markin and Molly Henderson, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: November 29, 2007	By:	/s/ Jeffrey Markin
	Name: Title:	Jeffrey Markin Director, President and Chief Executive Officer (Principal Executive Officer)

Date: November 29, 2007	By:	/s/ Molly Henderson
	Name: Title:	Molly Henderson Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: November 29, 2007	By:	/s/ Dr. Saara Totterman, M.D., Ph.D.
	Name: Title:	Dr. Saara Totterman, M.D., Ph.D. Director, Chief Medical Officer

Date: November 29, 2007	By:	/s/ Terence A. Walts
	Name: Title:	Terence A. Walts Director

Date: November 29, 2007	By:	/s/ Sidney R. Knafel
	Name: Title:	Sidney R. Knafel Director

Date: November 29, 2007	By:	/s/ Colby H. Chandler
	Name: Title:	Colby H. Chandler Director
Date: November 29, 2007	By:	/s/ Robert G. Klimasewski
	Name: Title:	Robert G. Klimasewski Director

Date: November 29, 2007	By:	/s/ Charles E. Phelps
	Name: Title:	Charles E. Phelps Director

Date: November 29, 2007	By:	/s/ Norman N. Mintz
Name: Title:	Norman N. Mintz Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1
VirtualScopics, Inc. 2006 Long Term Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2007)

4.2	Form of Stock Option Agreement

4.5
Option Agreement with Robert Klimasewski dated November 5, 2005 (incorporated herein by reference to Exhibit 10.18 to Registrant’s Registration Statement on Form SB-2, filed with the Commission on May 2, 2006)

5.1	Opinion of Woods Oviatt Gilman, LLP

23.1	Consent of Marcum & Kliegman, LLP

23.3	Consent of Woods Oviatt Gilman, LLP (included in Exhibit 5.1 hereto)

24	Powers of Attorney (included in signature page hereto)